Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-176133, No. 333-182047, No. 333-188455, No. 333-195888, No. 333-220987, No. 333-224933, No. 333-227153, No. 333-232337, and No. 333-253594) of Lattice Semiconductor Corporation of our reports dated February 23, 2022, with respect to the consolidated financial statements of Lattice Semiconductor Corporation and the effectiveness of internal control over financial reporting of Lattice Semiconductor Corporation included in this Annual Report (Form 10-K) of Lattice Semiconductor Corporation for the year ended January 1, 2022.

/s/ Ernst & Young LLP

San Jose, California

February 23, 2022